Exhibit 10.18

September 10, 2019

Ryan Keough

[***]

Re:	Employment with Black Mountain Systems, LLC

Dear Ryan:

It is my sincere privilege to extend to you this offer to join the executive team of Black Mountain Systems, LLC (as such company’s name may change from time to time and including such company’s successors and assigns, the “Company”). We are very excited about this opportunity and value the role that you can serve on our team going forward. This letter sets forth the terms of your employment by the Company.

1. You will be the Chief Revenue Officer of the Company, reporting to the Company’s Co-Chief Executive Officers. In this capacity, you will have the responsibilities and duties consistent with such position.

2. Your starting base salary will be $400,000 per year, less deductions and withholdings required by law or authorized by you, and will be subject to review annually (the “Base Salary”). Your Base Salary will be paid by the Company in regular installments in accordance with the Company’s general payroll practices as in effect from time to time.

With respect to your bonus opportunities (a) for the bonus period beginning on January 1, 2019 and ending December 31, 2019, you will receive a bonus of $100,000, payable in four (4) equal monthly installments in 2019, and (b) for each bonus period beginning on and after January 1, 2020, you will be eligible to receive a bonus of up to $400,000 (the “Annual Bonus”). The Annual Bonus will be awarded at the sole discretion of the Board of Managers of the Company (the “Board”), based on the Board’s determination as to your achievement of predetermined thresholds which may include, but are not limited to, management by objectives (“MBO”s) and financial targets such as revenue, recurring revenue, gross profit and/or EBITDA targets.

The bonus formulas, MBOs, performance milestones and all other elements of your bonus opportunities shall be established by the Board in its sole discretion, and communicated in writing (including by e-mail) to you from time to time. Any Annual Bonus earned for a fiscal year shall be paid within thirty (30) days after the Board has received, reviewed and approved the applicable fiscal year’s final audited financial statements, subject, in each case, to your continued employment on the applicable payment date.

3. You also will be eligible to participate in regular health, dental and vision insurance plans and other employee benefit plans established by the Company applicable to executive-level employees from time to time, so long as they remain generally available to the Company’s executive-level employees.

4. Your position currently is based in New York City, New York and shall be based during your employment in New York City, New York. Your duties may involve extensive domestic and international travel. In connection with your position, you will relocate yourself and your family to the New York City area.

5. You will be eligible to receive a certain amount of incentive equity (the “Incentive Equity”) of BMS Holdings, LLC, a direct parent of the Company (as such company’s name may change from time to time and such company’s successors and assigns, “Parent”), which Incentive Equity shall be issued under Parent’s Second Amended and Restated Limited Liability Company Agreement, dated July 1, 2019 (as amended, restated or otherwise modified from time to time, the “LLC Agreement”). Incentive Equity shall be comprised of awards intended to be treated as “profits interests” for federal income tax purposes pursuant to Revenue Procedures 93-27 and 2001-43.

The Incentive Equity that you are eligible to receive will be subject to the terms (including, but not limited to, the vesting terms and the participation thresholds, as the case may be) as set forth in the LLC Agreement and the grant agreement to which you will be a party (the “Grant Agreement”). Any grant of Incentive Equity is subject to Parent’s Board of Managers’ approval and the execution of any applicable Grant Agreements. Our intent to recommend such approval is not a promise of compensation and is not intended to create any obligation on the part of the Company or Parent. Further details on the Incentive Equity and any specific grant of Incentive Equity to you will be provided upon approval of such grant by the Board of Managers of Parent.

Your Incentive Equity, if granted, will vest as follows, each as more fully set forth in the Grant Agreement (it being understood that such vesting shall be subject to your continued employment by the Company through the applicable vesting event):

•

2/3 of the Incentive Equity would be subject to time-based vesting over four (4) years, with 25% vesting upon the date that is twelve (12) months after the Closing Date and an additional 6.25% of such Incentive Equity vesting at the end of each full three (3) calendar month period thereafter (the vesting of any such unvested time-based Incentive Equity would be accelerated upon a change of control of Parent); and

•

1/3 of the Incentive Equity would vest if any equity buy-out investment fund managed or controlled by Vista Equity Partners, and any of such funds’ respective portfolio companies (collectively, “Vista”) received cumulative cash distributions or other cash proceeds in respect of the securities of Parent or its subsidiaries held by Vista or any loans provided to Parent or its subsidiaries by Vista (“Vista’s Return”) such that Vista’s Return equals or exceeds three hundred percent (300%) of Vista’s total investment in Parent and its subsidiaries (whether in exchange for equity, indebtedness or otherwise) (calculated pursuant to the formula set forth in the Grant Agreement).

6. You must complete the following as a condition of your employment:

•

In consideration of and as a condition of employment, you must carefully consider and sign the Company’s standard “Employment and Restrictive Covenants Agreement” (attached to this letter as Exhibit A). Because the Company and its affiliates are engaged in a continuous program of research, development, production and marketing in connection with their business, we wish to reiterate that it is critical for the Company and its affiliates to preserve and protect its proprietary information and its rights in inventions.

•	So that the Company has proper records of inventions that may belong to you, we ask that you also complete Schedule 1 attached to Exhibit A.

•

You and the Company mutually agree that any disputes that may arise regarding your employment will be submitted to binding arbitration by the American Arbitration Association. As a condition of your employment, you will need to carefully consider and voluntarily agree to the arbitration clause set forth in Section 14 of Exhibit A.

7. We also wish to remind you that, as a condition of your employment, you are expected to abide by the Parent’s, the Company’s, and their direct and indirect subsidiaries’ policies and procedures, which policies and procedures may be amended from time to time, at the Company’s sole discretion and employees will be notified of any amendments to such policies and procedures.

8. Your employment with the Company is at will. The Company may terminate your employment at any time with or without notice, and for any reason or no reason, with or without cause. Notwithstanding any provision to the contrary contained in Exhibit A, you may terminate your employment with the Company at any time and for any reason or no reason by giving notice in writing to the Company of not less than six (6) months (“Notice Period”), unless otherwise agreed to in writing by you and the Company. In the event of such notice, the Company reserves the right, in its discretion, to give immediate effect to your resignation in lieu of requiring or allowing you to continue work throughout the Notice Period; provided that the Company pays your Base Salary in lieu of the Notice Period. You shall continue to be an employee of the Company during the Notice Period, and thus owe to the Company the same duty of loyalty you owed it prior to giving notice of your termination. The Company may, during the Notice Period, relieve you of all of your duties and prohibit you from entering the Company’s offices. Notwithstanding the foregoing, in the event you voluntarily terminate your employment for Good Reason, you are not required to provide notice of not less than six (6) months and the notice periods in the definition of Good Reason shall apply.

9. If the Company terminates your employment without “Cause” (excluding terminations for death or Disability) or you voluntarily terminate your employment for a “Good Reason”, you will be entitled to receive a severance payment in the form of continued Base Salary pay for twelve (12) months and, at the sole discretion of the Board, a pro-rated portion of any Annual Bonus that may have been earned by you during the fiscal year in which such termination occurs, based on actual performance and paid when bonuses are otherwise paid for such fiscal year, in each case, less deductions and withholdings required by law or authorized by you (the “Severance Pay”). For purposes of this section, “Cause,” “Disability” and “Good Reason” have the meanings set forth in Exhibit B attached hereto. The Company will not be required to pay the Severance Pay unless (a) you execute and deliver to the Company an agreement (“Release Agreement”) in a form satisfactory to the Company releasing from all liability (other than the payments and benefits contemplated by this letter) the Company, each member of the Company, and any of their respective past or present officers, directors, managers, employees investors, agents or affiliates, including Vista, and you do not revoke such Release Agreement during any applicable revocation period, (b) such Release Agreement is executed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following the date of your termination of employment, and (c) you have not breached the provisions of Sections 4 through 10 and 16 of Exhibit A, the terms of this letter, any other agreement between you and the Company or the provisions of the Release Agreement. If the Release Agreement is executed and delivered and no longer subject to revocation as provided in the preceding sentence, then the Severance Pay shall be paid in accordance with the Company’s general payroll practices at the time of termination and commencing on the first regularly scheduled pay date following the sixtieth (60th) day following your termination of employment. The first payment of Severance Pay shall include payment of all amounts that otherwise would have been due prior thereto under the terms of this letter had such payments commenced immediately upon your termination of employment, and any payments made thereafter shall continue as provided herein. For the avoidance of doubt, if your employment is terminated for any reason other than by the Company without Cause (excluding terminations for death or Disability) or by you voluntarily for a Good Reason, you shall not be entitled to the Severance Pay.

10. You shall not make any statement that would libel, slander, defame, or disparage the Company, any member of the Company or its affiliates or any of their respective past or present officers, directors, managers, stockholders, employees, independent contractors, or agents. The Company hereby covenants that, upon the termination of your employment with the Company, the Board will issue a written directive (including by email) to each Board member and officer of the Company to the effect that each such person must not, directly or indirectly, make or solicit or encourage others to make or solicit any disparaging remarks concerning you; provided that, upon issuance of this directive, the Company will have satisfied all of its obligations under and will have no further potential liability to you under this Section 10. This Section 10 shall not preclude any party from making truthful statements to the extent legally required in connection with any testimony or statement provided in a government investigation or pursuant to a subpoena or other valid legal process.

11. While we look forward to a long and profitable relationship, you will be an at-will employee of the Company as described in Section 8 of this letter and Section 3 of Exhibit A. Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) are, and should be regarded by you, as ineffective. Further, your participation in any benefit program or other Company program, if any, is not to be regarded as assuring you of continuing employment for any particular period of time.

12. Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of starting your new position you will need to present documentation establishing your identity and demonstrating that you have authorization to work in the United States. If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, you may contact our personnel office.

13. This letter along with its Exhibits and the documents referred to herein constitute the entire agreement and understanding of the parties with respect to the subject matter of this letter, and supersede all prior understandings and agreements, including but not limited to severance, employment or similar agreements, whether oral or written, between or among you and the Company or its predecessor with respect to the specific subject matter hereof.

14. In the event of a conflict between the terms of this letter and the provisions of Exhibit A, the terms of this letter shall prevail.

15. Notwithstanding any other provision herein, the Company shall be entitled to withhold from any amounts otherwise payable hereunder any amounts required to be withheld in respect of federal, state or local taxes.

16. The intent of the parties is that payments and benefits under this letter be exempt from or comply with Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this letter shall be interpreted to be in compliance therewith. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on you by Code Section 409A or damages for failing to comply with Code Section 409A. A termination of employment shall not be deemed to have occurred for purposes of any provision of this letter providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this letter, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding anything to the contrary in this Agreement, if you are deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service”, and (B) the date of your death, to the extent required under Code Section 409A. For purposes of Code Section 409A, your right to receive any installment payments pursuant to this letter shall be treated as a right to receive a series of separate and distinct payments. To the extent that reimbursements or other in-kind benefits under this letter constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (a) all such expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by you, (b) any right to such reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (c) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year. Notwithstanding any other provision of this letter to the contrary, in no event shall any payment under this letter that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

17. The effective date of employment under the terms of this offer is expected to be on or about September 10, 2019. If you decide to accept the terms of this letter, and I hope you will, please signify your acceptance of these conditions of employment by signing and dating the enclosed copy of this letter and its Exhibit A and returning them to me, not later than August 9, 2019. Should you have anything that you wish to discuss, please do not hesitate to contact [***] at [***] or [***].

By signing this letter and Exhibit A attached hereto, you represent and warrant that you have bad the opportunity to seek the advice of independent counsel before signing and have either done so, or have freely chosen not to do so, and either way, you sign this letter voluntarily.

Very truly yours,

Black Mountain Systems, LLC

By: BMS Holdings, LLC, its sole Member

/s/ Jeff Wilson
Name:	Jeff Wilson
Title:	Senior Vice President

I have read and understand this letter and Exhibit A attached and hereby acknowledge, accept and agree to the terms set forth therein.

/s/ Ryan Keough	Date signed:	12 August 2019
Signature
Name: Ryan Keough

LIST OF EXHIBITS

Exhibit A: Employment and Restrictive Covenants Agreement

Exhibit B: Certain Definitions

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